Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
CarMax, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-127486, No. 333-100311, and 333-135701) on Form S-8 of CarMax, Inc. of our reports dated April 25, 2007, with respect to the consolidated balance sheets of CarMax, Inc. and subsidiaries (the Company) as of February 28, 2007 and 2006, and the related consolidated statements of earnings, shareholders’ equity and cash flows for each of the fiscal years in the three-year period ended February 28, 2007 and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of February 28, 2007 and the effectiveness of internal control over financial reporting as of February 28, 2007, which reports appear in the February 28, 2007 annual report on Form 10-K of CarMax, Inc.

Our report on the consolidated financial statements and schedule includes an explanatory paragraph that states, as discussed in Notes 2(A) and 10(C) to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004) (Statement 123(R)), Share-Based Payment, effective March 1, 2006, using the modified retrospective transition method, and as discussed in Note 8(A) to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Pension and Other Postretirement Plans, effective February 28, 2007.

/s/KPMG LLP

Richmond, Virginia
April 25, 2007